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                                                                    EXHIBIT 10.8




                            FACILITIES USE AGREEMENT

         This FACILITIES USE AGREEMENT (the "Agreement") is executed as of October 16, 1996 ("Effective Date") by and between PROCEUTICS, INC., a Delaware corporation ("Proceutics"), and VAXCEL, INC., a Delaware corporation ("Vaxcel").

                                   WITNESSETH:

         WHEREAS, Vaxcel is occupying a portion of Proceutics' vivarium and laboratory space under the terms and conditions set forth in a Facilities Use Agreement dated as of January 1, 1996 (the "Original Agreement");

         WHEREAS, Vaxcel desires to continue to utilize a portion of Proceutics' vivarium and laboratory facilities and Proceutics desires to continue to permit Vaxcel to utilize such premises on the terms and conditions hereinafter set forth; and

         WHEREAS, the parties wish to formally evidence their understandings and arrangements with respect to the facilities to be provided by Proceutics.

         NOW THEREFORE, the parties hereto, in consideration of their mutual covenants and intending to be legally bound, hereby agree as follows:


1.       Vivarium Facility

         1.1 Proceutics agrees to reserve and make available to Vaxcel approximately two-thirds of its vivarium facility located at 150 Technology Parkway, Norcross, Georgia to include two of three 300 square foot animal rooms, together with the necessary support areas for animal manipulation, cage washing, storage of related supplies, etc. The third 300 square foot animal room will be designated by the parties for animal manipulation. Proceutics agrees to provide Vaxcel reasonable access to the facility and Vaxcel agrees to comply with Proceutics' standard operating procedures regarding access to the facility.

         1.2 In consideration of the facility made available for use by Vaxcel, Vaxcel agrees to pay Proceutics a monthly fee payable upon the first day of each month. The 1996 monthly fee for use of this vivarium facility shall be $2,000.00 and shall increase to $3,250.00 per month effective January 1, 1997 based on the assumptions and formula attached as Exhibit A. Unless this Agreement is terminated sooner in accordance with Section 4, the 1997 monthly fee shall automatically increase or decrease as of January 1 for each succeeding year based on the percent change up or
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down in the Producer Price Index (PPI) as reported by the U.S. Department of
Labor over the immediately preceding twelve months ("the PPI Change Percent"). The initial base year for this price adjustment shall be 1997. The monthly fee shall be adjusted as follows: The monthly fee multiplied by the PPI Change Percent equals the amount of change in the monthly fee ("the Adjustment Amount"). Where the PPI has increased, the Adjustment Amount shall be added to the monthly fee; where the PPI has decreased, the Adjustment Amount shall be subtracted from the monthly fee.

         1.3 The parties agree that Vaxcel may occupy less vivarium space in the facility if Vaxcel's planned volume of animal experiments decreases. The minimum space to be occupied by Vaxcel shall be one-third of the vivarium facility, together with the necessary support areas for animal manipulation, cage washing, storage of related supplies, etc. The monthly fee for occupying the minimum space shall be $2,000.00 in 1997 as outlined on Exhibit A and such monthly fee shall be subject to PPI Change Percent per Section 1.2. Vaxcel must give Proceutics three (3) months written notice of its intention to occupy less vivarium space.

         1.4 Prior to the implementation of any significant changes to the overall vivarium facility, Proceutics will review such proposed changes with Vaxcel. Proceutics will give reasonable consideration to Vaxcel's comments regarding Proceutics' proposed changes and agrees not to implement any changes which would harm the integrity of Vaxcel's vivarium facility.

         1.5 Vaxcel will be responsible for all direct costs associated with the conduct of experiments and the purchase and housing of animals for Vaxcel's use. The parties agree to determine the most appropriate method of ordering and billing of animals and related supplies. Any direct costs incurred by Proceutics related to Vaxcel experiments will be billed by Proceutics to Vaxcel.


2.       Laboratory Facility

         2.1 Proceutics agrees to reserve and make available to Vaxcel the 570 square foot laboratory facility (Room #135) and the office adjacent to the laboratory (Room #134) located at 150 Technology Parkway, Norcross, Georgia. Proceutics agrees to provide Vaxcel reasonable access to the facility and Vaxcel agrees to comply with Proceutics' standard operating procedures regarding access to the facility.

         2.2 In consideration of the facility made available for use by Vaxcel, Vaxcel agrees to pay Proceutics a monthly fee payable upon the first day of each month. The 1996 monthly fee for this laboratory facility shall be $1,425.00. Unless this Agreement is terminated sooner in accordance with Section 4, the 1996 monthly fee shall automatically increase or decrease as of January 1 for each succeeding year based


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on the percent change up or down in the Producer Price Index (PPI) as reported by the U.S. Department of Labor over the immediately preceding twelve months ("the PPI Change Percent"). The monthly fee shall be adjusted as follows: The monthly fee multiplied by the PPI Change Percent equals the amount of change in the monthly fee ("the Adjustment Amount"). Where the PPI has increased, the Adjustment Amount shall be added to the monthly fee; where the PPI has decreased, the Adjustment Amount shall be subtracted from the monthly fee.

         2.3 Vaxcel will be responsible for all direct costs associated with the conduct of experiments in the laboratory. The parties agree to determine the most appropriate method of ordering and billing laboratory supplies. Any direct costs incurred by Proceutics related to Vaxcel experiments will be billed by Proceutics to Vaxcel.


3.       Services by Proceutics

         3.1 In consideration of the monthly fees, Proceutics will provide general management and maintenance of the facility consistent with prevailing applicable guidelines and regulations.

         3.2 The monthly fees paid by Vaxcel shall include all utilities, taxes, depreciation, maintenance, basic phone service, veterinarian's services, and reasonable usage of copy machines, warehouse, conference rooms, and other common areas.

                  Out-of-pocket expenditures, such as long distance charges, Fedx's, and supplies, shall be paid directly by Vaxcel. All services associated with the conduct of experiments shall be conducted by Vaxcel personnel and all expendable supplies will be provided by Vaxcel. Proceutics will not be expected to provide any laboratory testing support (personnel or equipment).

         3.2 Nothing herein shall be construed to require Proceutics to provide any services under the Agreement which cannot reasonably be provided by Proceutics' staff or which adversely affects the conduct of Proceutics' business.


4.       Term and Termination

         4.1 The Agreement shall commence on the Effective Date and shall continue in force unless terminated sooner by either party.




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         4.2 The Agreement may be terminated by either party upon twelve (12)
months written notice. The Agreement shall automatically be terminated in the event of bankruptcy or insolvency of either party.


5.       Miscellaneous

         5.1 For purposes of the Agreement and all services to be provided hereunder, Proceutics shall not be considered a partner, co-venturer, agent, employee or representative of Vaxcel, but shall remain in all respects an independent contractor. Neither party shall have any right or authority to make or undertake any promise, warranty, or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party, except to the extent specifically authorized herein or in writing by the other party.

         5.2 Proceutics shall have no liability for claims, liabilities, losses, damages or expenses except such as are determined by final and nonappealable judgment of a court of competent jurisdiction to result primarily from Proceutics' gross negligence or bad faith in providing a service hereunder. In such event, Vaxcel's remedy shall be limited to a refund of the amounts paid to Proceutics for such service.

         5.3 Vaxcel will indemnify and hold harmless Proceutics, its affiliates and the representative directors, officers, agents and employees of Proceutics and its affiliates from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs arising out of or in connection with the services rendered by Proceutics under the Agreement. Vaxcel will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final and nonappealable judgment of a court of competent jurisdiction to result primarily from Proceutics' gross negligence or bad faith.

         5.4 Nothing herein shall be construed to relieve the directors or officers of Vaxcel from the performance of their respective duties or limit the exercise of their powers in accordance with the Certificate of Incorporation or By-Laws of Vaxcel, any applicable provisions of the Business Corporation Law of the State of Delaware, or otherwise. The activities of Vaxcel shall at all times be subject to the control and direction of its Board of Directors and Officers.

         5.5 Any notice authorized or required to be given hereunder shall be sufficiently and satisfactorily given if the same is in writing or confirmed in writing and is delivered or mailed, first class, postage prepaid, addressed to either party at its address specified from time to time.




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         5.6 The Agreement shall be governed by the laws of the State of
Delaware. No amendment or modification of the Agreement shall be effective unless in writing and signed by the parties hereto. The Agreement shall not be assignable by Vaxcel without the written consent of Proceutics. Subject to the foregoing, the Agreement shall be binding upon the successors and assigns of each party.

         5.7 The spirit of the Agreement is that both parties will make every effort to reside in harmony in the facilities including, but not limited to, the following: (a) bulk purchasing of supplies; (b) Vaxcel giving fair consideration to Proceutics for subcontract work; (c) reasonable sharing of equipment; and (d) routine communication regarding each company's strategic plans.

         5.8 The Agreement sets forth and constitutes the entire agreement between the parties with respect to the subject matters and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. The Agreement may not be released, discharged, amended, or modified in any manner except by an instrument in writing signed by duly authorized representatives of Vaxcel and Proceutics.


         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed by an officer thereunto duly authorized as of the date first above written.




                                                  PROCEUTICS, INC.

                                                  By: /s/ [signature illegible]
                                                  -----------------------------


                                                  VAXCEL, INC.

                                                  By: /s/ [signature illegible]
                                                  -----------------------------




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                                    EXHIBIT A



                           ASSUMPTIONS AND FORMULA FOR
                         VAXCEL'S MONTHLY VIVARIUM COST
                       ASSUMING VAXCEL OCCUPIES TWO-THIRDS
                              OF THE VIVARIUM SPACE



--------------------------------------------------------------------------------
ELEMENT OF EXPENSE        MONTHLY COST     ASSUMPTIONS
--------------------------------------------------------------------------------
       Rent                $1,500.00       $600 sq. ft. X $30 / sq. ft. facility
                                           plus necessary support areas
--------------------------------------------------------------------------------
   Depreciation            $1,100.00       Two-thirds of yearly depreciation of
                                           approximately $20,000
--------------------------------------------------------------------------------
   Veterinarian            $  650.00       75% of veterinarian's effort
--------------------------------------------------------------------------------
   Monthly Total           $3,250.00
--------------------------------------------------------------------------------




                           ASSUMPTIONS AND FORMULA FOR
                         VAXCEL'S MONTHLY VIVARIUM COST
                       ASSUMING VAXCEL OCCUPIES ONE-THIRD
                              OF THE VIVARIUM SPACE



--------------------------------------------------------------------------------
ELEMENT OF EXPENSE       MONTHLY COST      ASSUMPTIONS
--------------------------------------------------------------------------------
       Rent              $  750.00         $300 sq. ft. X $30 / sq. ft. facility
                                           plus necessary support areas
--------------------------------------------------------------------------------
   Depreciation          $  600.00         One-third of yearly depreciation of
                                           approximately $20,000
--------------------------------------------------------------------------------
   Veterinarian          $  650.00         75% of veterinarian's effort
--------------------------------------------------------------------------------
   Monthly Total         $2,000.00
--------------------------------------------------------------------------------




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